Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of this 25th day of August, 2003 (the “Effective Date”), by and between Quovadx, Inc. (“Quovadx”) and Cory Isaacson (“Mr. Isaacson”), for the reasons and on the terms set forth below.

RECITALS

A.	Quovadx wishes to employ Mr. Isaacson as Vice President of Product Management.

B.	Mr. Isaacson desires to be so employed, and agrees that his employment with Quovadx shall be governed by the terms and conditions set forth below.

AGREEMENT

In consideration of the mutual promises and representations set forth below, Quovadx and Mr. Isaacson agree as follows:

     1. Quovadx shall employ Mr. Isaacson and Mr. Isaacson agrees to be employed by Quovadx, for a period of two years from the Effective Date. This Agreement may be terminated pursuant to paragraph 4 below.

     2. During the term of this Agreement, Mr. Isaacson (a) shall perform such duties consistent with his position as may be assigned to him by Quovadx in its sole discretion, (b) shall devote his best efforts and his full working time and attention exclusively to the performance of those duties, and (c) shall not accept any other employment, including without limitation part-time or temporary employment, without the prior written approval of the President of Quovadx. Mr. Isaacson’s position with Quovadx during the two years of the term of this Agreement shall be Vice President of Product Management, and a copy of the Position Description for that position is attached to this Agreement as Exhibit A.

     3. During the term of this Agreement, Quovadx shall pay to Mr. Isaacson an annualized salary of no less than $100,000 per year, payable periodically on regular pay days, less usual and customary deductions and, in addition, Mr. Isaacson shall receive:

a.	Options to purchase 10,000 shares of the common stock of Quovadx, with an exercise price equal to the closing price per share of such stock on the 1st day of the month following the Effective Date, issued as of the 1st day of the month following the Effective Date and in accordance with the terms and conditions of a separate Stock Option Agreement to be executed by Quovadx and Mr. Isaacson;

b.	Bonuses paid in accordance with the attached Bonus Plan.

c.	Benefits as are afforded other similarly situated employees of Quovadx including, but not limited to, four weeks of paid vacation; provided, however, that Quovadx in its sole discretion may modify, increase, decrease, enhance or cancel any such benefits at any time.

d.	Reimbursement for all reasonable business expenses incurred by Mr. Isaacson in connection with the performance of his duties under this Agreement; provided that Mr. Isaacson provides Quovadx with receipts for all expenses in excess of $25.00 as to which he claims reimbursement. In addition, Quovadx agrees to reimburse Mr. Isaacson reasonable cell phone expenses incurred in the course of conducting business for Quovadx (or directly provide cell phone service) an additional telephone line to be installed in his residence and the reasonable monthly charge for internet access necessary as part of his employment with Quovadx, not to exceed $100 per month.

     4.

a.	During the two years of the term of this Agreement

(1)	Quovadx may terminate this Agreement for Cause, and in that event shall have no further obligation to Mr. Isaacson under this or any other agreement, and

(2)	Quovadx may terminate this Agreement without Cause, and Mr. Isaacson may terminate this Agreement for Good Reason, and in either event Quovadx shall pay to Mr. Isaacson within fifteen days of that termination an amount equal to Mr. Isaacson’s base salary for the number of months remaining in that two year period. For purposes of this subparagraph a., Cause shall mean any material breach by Isaacson of any provision of this Agreement, any gross negligence in the performance of Mr. Isaacson’s duties hereunder, any breach of the Quovadx Code of Ethics as it may be adopted and amended from time to time in Quovadx’s sole discretion, any conviction of Mr. Isaacson of a felony other than a vehicle moving violation, or any chronic absenteeism of Mr. Isaacson, that he fails to remedy within thirty days after his receipt of written notice describing that Cause, except in the case of a breach of the Code of Ethics upon which Quovadx may immediately terminate this agreement. For purposes of this subparagraph a., Good Reason shall mean any material adverse change in Mr. Isaacson’s duties, responsibilities, or title, or any material breach by Quovadx of any provision of this Agreement that Quovadx fails to remedy within thirty days after its receipt of written notice describing that Good Reason.

b.	Quovadx may terminate this Agreement without further obligation to Mr. Isaacson under this Agreement in the event of Mr. Isaacson’s death or disability; provided, however, that upon any such termination, Quovadx shall pay to Mr. Isaacson the amount of salary earned through the date of termination. For purposes of this subparagraph b, Disability shall mean the inability in any material respect due to any physical or mental impairment to perform the essential functions of Mr. Isaacson’s position, if that inability continues for a period of 90 consecutive calendar days or for periods aggregating 120 calendar days during any twelve month period, or any application for or receipt of any payments pursuant to any policy of disability insurance by Mr. Isaacson.

c.	Paragraphs 6, 7, and 8 below shall survive the termination of this Agreement.

     5. At all times during the term of this Agreement, Mr. Isaacson shall fully comply with all material policies, rules, regulations and practices of Quovadx and with the reasonable directions given to him by any of his supervisors.

     6. Assignment of Inventions:

a.	Mr. Isaacson hereby acknowledges and agrees that any invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by him, either solely or in collaboration with others, during his employment with Quovadx, whether or not during regular working hours, directly or indirectly relating to the present, anticipated or contemplated business, products, practices, techniques, research or development of Quovadx (hereinafter referred to as “Developments”) is the property of Quovadx, and Mr. Isaacson hereby assigns and agrees to assign to Quovadx any and all right, title and interest in and to any such Development. At the request of Quovadx, Mr. Isaacson will confer with Quovadx and its representatives for the purpose of disclosing all such Developments to Quovadx as Quovadx shall reasonably request during the period ending two years after the ending of his employment with Quovadx.

b.	Mr. Isaacson agrees to promptly notify Quovadx in writing of any invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by him, either solely or in collaboration with others, during his employment with Quovadx, that he claims for any reason to belong to an entity or person other than Quovadx, and shall do so in sufficient detail to permit Quovadx to determine whether it desires to claim ownership therein. He shall not disclose the same to others if Quovadx, within 20 days after such notice, shall claim ownership of such developments under the terms of this Agreement. During such 20 day period, Quovadx may endeavor to obtain such judicial relief as necessary to prohibit the disclosure by Mr. Isaacson of such developments.

c.	Upon request and without further compensation therefore, but at no expense to him, Mr. Isaacson will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of Quovadx may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording Quovadx’s complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

d.	Mr. Isaacson shall keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form reasonably requested by Quovadx. Such accounts, notes, data and records shall be the property of Quovadx, and, upon its request, he will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, he will surrender the same, and all copies thereof, to Quovadx upon the conclusion of his employment.

e.	All right, title, and interest in all copyrightable material which Mr. Isaacson may conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of Quovadx and are by this Agreement assigned to Quovadx along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefore, Mr. Isaacson will execute all papers and perform all other acts necessary to assist Quovadx to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by him for Quovadx in performing my responsibilities under this Agreement shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

f.	All know-how and trade secret information conceived or originated by Mr. Isaacson which arise out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of Quovadx, and all rights therein are by this Agreement assigned to Quovadx.

     7. During Mr. Isaacson’s employment with Quovadx and thereafter, he shall hold in confidence and shall not use or disclose, directly or indirectly, except for the sole benefit of Quovadx, any confidential information or trade secrets of Quovadx. The term “confidential information” includes, but is not limited to, information relating to the identity of Quovadx customers and prospective customers, all information communicated from any such customers to Quovadx, and all business plans, marketing information, financial information, technical information, information regarding products, programs, methods, operations, or employees of Quovadx, pricing information, information relating to equipment design or use, and business practices and procedures. In the event that Mr. Isaacson is served with valid legal process compelling him to disclose any such confidential information or trade secrets of Quovadx, Mr. Isaacson shall provide written notice thereof to Quovadx sufficiently in advance of the date upon which disclosure must be made to permit Quovadx to apply for and obtain an appropriate protective order prohibiting or limiting such disclosure. Upon the termination of Mr. Isaacson’s employment, he shall return to Quovadx all documents and information, and all copies thereof, which refers, relates, or pertains in any way to the business of Quovadx.

     8. For a period of two years after the Effective Date, or one year after the termination of this Agreement, whichever is longer, Mr. Isaacson agrees that he will not, directly or indirectly,

a.	solicit any employee of Quovadx to leave the employment of Quovadx; or

b.	solicit any customer or client served or sought to be served by Quovadx during his employment with Quovadx; provided, however, that Mr. Isaacson may solicit any such customer or client if (i) for a purpose not in competition with the business of Quovadx and (ii) such solicitation will not in any way negatively affect the business of Quovadx.

Mr. Isaacson acknowledges and agrees that (i) this Agreement is ancillary to the sale of a business, (ii) during the course of his employment with Quovadx the services he will provide will be special, unique, and extraordinary, and (iii) he is a member of the professional staff to, and a member of, the executive and management personnel of Quovadx, and that a purpose of this paragraph is the protection of Quovadx trade secrets. Mr. Isaacson further acknowledges and agrees that the harm which Quovadx will suffer as a result of any breach of this paragraph 8 or paragraphs 7 or 6 of this Agreement is irreparable and that, notwithstanding the provisions of paragraph 13 below, Quovadx may apply to any court of competent jurisdiction for, and will be entitled to an award of, equitable relief to remedy any such breach, in addition to any other remedies which may be available to it under law or in equity.

     9. No waiver or acceptance by Quovadx of any violation or breach of this Agreement shall excuse any subsequent violation or breach, and no failure of Quovadx to exercise any remedy or right available to it shall be construed as a waiver of any such remedy or right.

     10. This Agreement supersedes all prior agreements and understandings between the parties regarding Mr. Isaacson’s employment by Quovadx, and is the entire agreement between the parties regarding Mr. Isaacson’s employment by Quovadx.

     11. No representations, warranties, or other statements or promises have been made by any party in connection with this Agreement. This Agreement may be amended, modified, or superseded only by a written agreement signed by the parties.

     12. All notices, requests, and instructions required or permitted to by given pursuant to this Agreement shall be in writing and sufficiently given if delivered in person or if sent by courier, telecopier, or by registered or certified mail, return receipt requested, postage prepaid, as follows: (a) if to Quovadx: 6400 S. Fiddler’s Green Circle, Suite 1000, Englewood, CO 80111, Telecopier No. (303) 488-9705 Attention: General Counsel; and if to Mr. Isaacson: 21124 Banlynn Court, Topanga, CA 90290, copies to Rosser Cole, 200 N. Maryland, Suite 302, Glendale, CA 91206 Telecopier (818) 500-0129.

     13. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado.

     14. Any dispute or controversy arising out of or relating to this Agreement, Mr. Isaacson’s employment with Quovadx, or the termination or cancellation of that employment or this Agreement, including without limitation any claim of discrimination in employment under any federal or state statute, shall be settled by arbitration by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The hearing on any such arbitration shall be held in Denver, Colorado, and Quovadx and Mr. Isaacson shall each be liable for one-half of all fees and costs charged by those arbitrators.

     15.

a.	It is understood and agreed by Quovadx that Mr. Isaacson has a prexisting right to a software development concept he has termed as the Executive Information System (“EIS”), which is designed to accumulate and generate meaningful statistics for corporate executives. Mr. Isaacson understands that during his employment with Quovadx he will not be materially working on this EIS. Without an express agreement to the contrary, provided that Mr. Isaacson does not work on the EIS during his employ, Quovadx waives any right, title and interest to the EIS.

b.	Mr. Isaacson shall be based in Los Angeles, California. In the course of his employment duties, Mr. Isaacson shall be required to travel on behalf of Quovadx as reasonably necessary, estimated at approximately twenty-five percent (25%) of available work time. On a semi-annual basis, Mr. Isaacson shall work from a home office at his vacation residence in Clearwater, Florida. During such periods his ability to travel may be restricted, but will otherwise be available to perform full-time work. Further, Isaacson may need to obtain a personal (unpaid) leave — perhaps as much as two months — to address personal matters. Any such leave may extend his employment term by the amount of the leave or 2 months whichever is less. Mr. Isaacson will coordinate any such schedule issues with his direct manager at Quovadx.

c.	Quovadx acknowledges and agrees that Mr. Isaacson may continue to provide part-time public speaking and writing services outside the scope of his employment with Quovadx and on his own time. Mr. Isaacson agrees that such work shall not detract from his duties as a Quovadx employee and that in the event Quovadx shall in its sole discretion determine that this activity is detracting from his duties, Mr. Isaacson will cease such activities, Mr. Isaacson may retain the rights to non-Quovadx materials (such as articles, books, and generic presentation materials on information technology) that are developed by Mr. Isaacson entirely on his own time, without using Quovadx’s equipment, supplies, facilities or tradesecret information. Any honoraria or fees received by Mr. Isaacson in excess of $1000 per engagement, shall be paid to Quovadx.

d.	Upon termination of this Agreement for any reason other than termination by Quovadx for Cause, Quovadx agrees that Mr. Isaacson shall have the right pursuant to Quovadx’s then standard terms and conditions to re-sell the Quovadx Platform including the WebAccel Software (including WebAccel components, among the assets Quovadx purchased from , CMI Corporate Marketing, Inc., d/b/a Compuflex International, a California corporation (“Compuflex”)), providing such resale right is not exercised in a manner competitive to Quovadx’s marketing efforts. Mr. Isaacson shall receive Quovadx’s then standard reseller discount, but in any case, with respect to the Web Accel Software, not less than thirty percent (30%) from the then-current Quovadx published list price for such products.

e.	During or after the termination of this Agreement, at Quovadx’s sole option, Quovadx may subcontract services to Compuflex, such services to be provided by Compuflex employees on then agreed rates and terms. Quovadx may in its sole discretion assign Mr. Isaacson to a supervisory capacity over Compuflex employees in the delivery of these services as subcontractors.

f.	Notwithstanding anything to the contrary in this Agreement, Mr. Isaacson is hereby granted a fully paid-up, perpetual, irrevocable, non-exclusive, world-wide license to use the WebAccel Software and its components in object code form solely for non-commercial purposes and to sublicense (at no charge but with proper restrictions including a restriction against use for any commercial purpose, a restriction against sublicensing, a restriction against using the products for third party transactions, commercial time sharing, rental or service bureau use and against publicly performing or publicly displaying the products, and a restriction against copying the products except for one copy for backup or archival purposes) the said software (a) to the Church of Scientology for its own internal use; and (b) and with the approval of Quovadx on a case-by-case basis (such approval not to be unreasonably withheld) to other charitable organizations for their own internal use provided that no such organization is a potential customer of Quovadx.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

/s/ Cory Isaacson

Cory Isaacson

Quovadx, Inc.
By:	/s/ Gary T. Scherping

Name:	Gary T. Scherping

Title:	EVP, Finance and CFO

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